Exhibit 10.5
AMENDED AND RESTATED SPLIT-DOLLAR AGREEMENT

This Amended and Restated Split-Dollar Agreement (this “Agreement”) is made and entered into effective as of the 15th day of June, 2015, by and between The Park National Bank, a national banking association (hereinafter, the “Bank”), and David L. Trautman, an individual (hereinafter, the “Employee”).
WITNESSETH:
WHEREAS, in consideration for the contemplated services of the Employee to the Bank, the Bank desires to assist the Employee in providing life insurance for the benefit and protection of the Employee’s family on a split-dollar basis; and
WHEREAS, the Bank desires to continue to own the insurance policies provided so the Bank will have security for the repayment of the amounts which the Bank will contribute toward payment of the premiums due on the policies; and
WHEREAS, this Agreement supersedes the prior Split-Dollar Agreement between the Bank and the Employee, made on September 23, 1993; and
WHEREAS, the amendment contained in this Agreement is not intended to be a material amendment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement shall remain grandfathered and exempt from Section 409A;
NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is agreed between the parties hereto as follows:

I.	DEFINITION OF “NET AMOUNT AT RISK”
“Net Amount at Risk” as used herein shall mean the difference between the death proceeds of the insurance policies identified in Exhibit A to this Agreement (hereinafter, the “Policies”) and the cash accumulation account of the Policies, determined at the date of the Employee’s death.

II.	TITLE AND OWNERSHIP OF POLICIES
The Bank shall be the owner of the Policies on the Employee’s life and may exercise all rights of ownership with respect to the Policies.

III.	BENEFICIARY DESIGNATION RIGHTS
The Employee shall have the right to designate, in Exhibit A to this Agreement, the beneficiary(ies) to receive the Employee’s share of the proceeds payable under the Policies on the Employee’s death and to elect and change a payment option for such beneficiary(ies) but subject to any right or interest the Bank may have in such proceeds as provided herein.

IV.	PREMIUM PAYMENT METHOD
The Bank agrees to remit to each insurer under the Policies (the “Insurer”) the entire premium amount when due.

V.	THE AMOUNT OF EMPLOYEE INSURANCE AND THE DIVISION OF DEATH PROCEEDS OF THE POLICIES

A.
The amount of the Employee’s death benefit will be determined annually by the Bank, and will be approximately two (2) times the Employee’s highest annual total compensation during any calendar year of the Employee’s employment with the Bank (which, for purposes of this Paragraph V.A., is defined as the sum of the annual base salary and the annual cash bonus/incentive compensation paid to the Employee during a calendar year of employment with the Bank). The Employee’s annual total compensation for purposes of this calculation may be adjusted for extraordinary fluctuations caused by acceleration or deceleration in any year due to opportunities to maximize disposable income by the Employee caused by changes in state, federal, and local tax laws or otherwise.

Notwithstanding any other provision in this Paragraph or this Agreement or elsewhere, in no event shall the amount payable to the Employee exceed the Net Amount at Risk in the Policies as of the date of the Employee’s death.

B.
The Employee’s beneficiary(ies), designated in accordance with Paragraph III., shall, at the death of the Employee while employed, be entitled to the amount identified on Exhibit A to this Agreement, or the amount more recently determined by the Bank under Paragraph V.A., if different than the amount in Exhibit A to this Agreement. In no event, however, shall the amount exceed the limit set forth in the last sentence of Paragraph V.A.

Payment of insurance amounts after the Employee’s retirement shall be subject to the following retirement conditions:

1.	The Employee is fully vested in Park National Corporation’s Pension Plan.

2.	The Employee has reached age 62, unless permanently disabled as determined under Park National Corporation’s disability insurance plan.

3.	After retirement, the Employee has not been employed by any financial services firm offering like or similar products as the Bank, except with written approval of the Bank.

4.
The Employee’s termination of employment from the Bank has not been for cause as determined by the Board of Directors of the Bank; if termination is determined to be for cause, a letter so stating shall be sent by certified mail to the Employee within 90 days of termination of employment from the Bank.

C.	The Bank shall be entitled to the remainder of the death proceeds, less any loans on the Policies and unpaid interest or cash withdrawals previously incurred by the Bank.

D.
The Employee shall not make any assignment of the Employee’s rights, title or interest in or to the death proceeds of the Policies whatsoever without the prior written consent of the Bank (which may be withheld for any reason or no reason in its sole and absolute discretion) and acknowledgment by each Insurer under the Policies.

VI.    DISTRIBUTION OF THE CASH SURRENDER VALUE OF THE POLICIES
The Bank shall be entitled to the net cash surrender value of the Policies, as defined in the Policies, should a surrender occur.

VII.	TERMINATION OF AGREEMENT
This Agreement shall terminate if the Employee voluntarily terminates the Employee’s employment with the Bank or the Employee fails to meet any post-retirement benefit condition in Paragraph V.B.

VIII.	AGREEMENT BINDING UPON PARTIES
This Agreement shall bind the Employee and the Bank, their heirs, personal representatives, successors and permitted assigns.

IX.	ADMINISTRATION
This Agreement shall be administered by the Compensation Committee of the Board of Directors of Park National Corporation (the “Committee”).
As the administrator, the Committee shall have the powers, duties and discretion to:
A.    Construe and interpret the provisions of this Agreement;

B.	Adopt, amend or revoke rules and regulations for the administration of this Agreement, provided they are not inconsistent with the provisions of this Agreement;

C.
Provide appropriate persons with such returns, reports, descriptions and statements as may be required by law, within the times prescribed by law and to make them available to the Employee (or the Employee’s beneficiary(ies)) when required by law;

D.	Take such other action as may be reasonably required to administer this Agreement in accordance with its terms or as may be required by law;

E.	Withhold applicable taxes and file with the Internal Revenue Service appropriate information returns with respect to any payments and/or benefits provided hereunder; and

F.	Appoint and retain such persons as may be necessary to carry out its duties as administrator.
In its capacity as the administrator, the Committee shall also be responsible for the management, control and administration of the death proceeds from the Policies. The administrator may, in its reasonable discretion, delegate certain aspects of its management and administrative responsibilities. If the administrator has a claim which it believes may be covered under the Policies, it will contact each Insurer under the Policies in order to complete a claim form and determine what other steps need to be taken. Each Insurer under the Policies will evaluate and make a decision as to payment. If the claim is eligible for payment under the Policies, a check will be issued to the Bank. If an Insurer under the Policies determines that a claim is not eligible for payment under the Policies, the administrator may, in its sole discretion, contest such claim denial by contacting the applicable Insurer in writing.

X.	FUNDING POLICY
The funding policy for the split-dollar plan as established by this Agreement (the “Split-Dollar Plan”) shall be to maintain the Policies in force by paying all premiums required, when due.

XI.	AMENDMENT
This Agreement, and the Split-Dollar Plan which is established by this Agreement, may be amended at any time and from time to time by a written instrument executed by the Employee and the Bank.

XII.	BASIS OF PREMIUM PAYMENTS AND BENEFITS
Payments to and from the Split-Dollar Plan established by this Agreement shall be in accordance with the provisions of Paragraph I. through Paragraph VI. of this Agreement, inclusive.

XIII.	CLAIMS PROCEDURE

A.	For purposes of these claims procedures, the Committee shall serve as the “Claims Administrator.”

B.
If the Employee or any beneficiary of the Employee should have a claim for benefits hereunder, he or she shall file such claim by notifying the Claims Administrator in writing. The Claims Administrator shall make all determinations as to the right of any person or persons to a benefit hereunder. Benefit claims shall be made by the Employee, the Employee’s beneficiary(ies) or a duly authorized representative thereof (the “claimant”).

If the claim is wholly or partially denied, the Claims Administrator shall provide written or electronic notice thereof to the claimant within a reasonable period of time, but not later than 90 days after receipt of the claim. An extension of time for processing the claim for benefits is allowable if special circumstances require an extension, but such an extension shall not extend beyond 180 days from the date the claim for benefits is received by the Claims Administrator. Written notice of any extension of time shall be delivered or mailed within 90 days after receipt of the claim and shall include an explanation of the special circumstances requiring the extension and the date by which the Claims Administrator expects to render the final decision.

Notice of an adverse benefit determination shall (i) specify the reason for the denial; (ii) reference the provisions of this Agreement on which the denial is based; (iii) describe the additional material or information, if any, necessary for the claimant to receive benefits and explain why such material or information is necessary; (iv) indicate the steps to be taken by the claimant if a review of the denial is desired, including the time limits applicable thereto; and (v) contain a statement of the claimant’s right to bring a civil action under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in the event of an adverse determination on review.

If notice of an adverse benefit determination is not furnished in accordance with the preceding provisions of this Paragraph XIII.B., the claim shall be deemed denied and the claimant shall be permitted to exercise the claimant’s right to review as set forth below.

C.
If a claim is denied and a review is desired, the claimant shall notify the Claims Administrator in writing within 60 days after receipt of written notice of a denial of a claim. In requesting a review, the claimant may submit any written comments, documents, records, and other information relating to the claim, the claimant feels are appropriate. The claimant shall, upon request and free of charge, be provided reasonable access to, and copies of, all documents, records and other information “relevant” to the claimant’s claim for benefits. The Claims Administrator shall review the claim taking into account all comments, documents, records and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial benefit determination.

The Claims Administrator shall provide the claimant with written or electronic notification of the benefit determination upon review. In the event of an adverse benefit determination on review, the notice thereof shall (i) specify the reason or reasons for the adverse determination; (ii) reference the specific provisions of this Agreement on which the benefit determination is based; (iii) contain a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records and other information “relevant” to the claimant’s claim for benefits; and (iv) inform the claimant of the right to bring a civil action under the provisions of ERISA.

For purposes hereof, documents, records and information shall be considered “relevant” to the claimant’s claim if they (a) were relied upon in making the benefit determination; (b) were submitted, considered, or generated in the course of making the benefit determination, whether or not actually relied upon in making the determination; or (c) demonstrate compliance with the administrative processes and safeguards of this claims procedure.

D.
After exhaustion of the claims procedure as provided herein, nothing shall prevent the claimant from pursuing any other legal or equitable remedy otherwise available, including the right to bring a civil action under Section 502(a) of ERISA, if applicable. Notwithstanding the foregoing, no legal action may be commenced or maintained against the Bank, the Committee, whether in its capacity as Claims Administrator or otherwise, or any member of the Committee more than one (1) year after the claimant has exhausted the administrative remedies set forth in this Paragraph XIII.

XIV.	SEVERABILITY AND INTERPRETATION
If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision is held to be overly broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

XV.	INSURER(S) NOT A PARTY TO AGREEMENT
Each Insurer under the Policies shall not be deemed a party to this Agreement but will respect the rights of the parties to this Agreement as herein developed upon receiving an executed copy of this Agreement. Payment or other performance of each Insurer’s contractual obligations in accordance with the provisions of the respective Policies shall fully discharge such Insurer for any and all liability.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused this Agreement to be executed by a duly authorized officer, in each case in Newark, Ohio and as of the day and year set forth above.

PARK:

The Park National Bank

By /s/ Brady T. Burt
Its CFO

EXECUTIVE

/s/ David L. Trautman
DAVID L. TRAUTMAN

EXHIBIT A
TO
AMENDED AND RESTATED SPLIT-DOLLAR AGREEMENT
(Made and effective as of June 15th, 2015)

Employee:        David L. Trautman
Birth Date:        XX/XX/XXXX

Split Dollar Endorsement Death Benefit:

A.	Employee’s Portion: $1,400,000 (subject to change as a result of annual determinations made in accordance with Paragraph V.A. of the Amended and Restated Split-Dollar Agreement)

B.    Insurer:            Northwestern Mutual
Policy Numbers:         17934296 and 17991563

C.	If death occurs while the Employee has continuing rights under the Amended and Restated Split-Dollar Agreement, the Employee’s designated beneficiaries are:

Primary -     XXXXXXXXXXXXXXX

Secondary -	XXXXXXXXXXXXXXX